Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Duke Energy Corporation of our report dated March 7, 2008, relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC and subsidiaries as of and for the years ended December 31, 2006 and 2005, appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 5, 2009